Erwin & Thompson LLP

A Limited Liability Partnership

Including Professional Corporations

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THOMAS P. ERWIN

FRANK W. THOMPSON

December 21, 2005

United States Securities and

Exchange Commission

450 Fifth Ave. N.W.

Washington DC 20549

Re: Registration Statement on Form SB-2

Sekoya Holdings Ltd., a Nevada corporation

Ladies and Gentlemen:

We have acted as special Nevada counsel to Sekoya Holdings Ltd., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement"), for 6,055,000 shares of Common Stock, Par Value $.001 per share (the "Common Stock"). In connection with this opinion, we have examined the following documents:

    The Articles of Incorporation of the Company filed with the Nevada Secretary of State.

    The Bylaws of the Company.

    Certain minutes and records of the Company made available to us by the Company, including the Directors' Consent dated November 14, 2005.

    The Officer's Certificate of Shirley Wong, President of the Company, dated November 14, 2005.

    The Registration Statement.

    Such other records and documents as we have deemed necessary and relevant to form the basis for our opinions, including the Certificate of Existence with Stateus in Good Standing issued by the Nevada Secretary of State dated December 12, 2005.

The items described in Paragraphs 1, 2, 3 and 4 above are referred to collectively in this letter as the "Documents").

The opinions expressed in this letter are subject to the following assumptions and qualifications.

    We assume the genuineness of all signatures and the official capacity of each person signing the Documents on behalf of the Company and the authenticity and accuracy of all Documents submitted to us as originals and the conformity to original documents of Documents submitted to us as certified or photostatic copies.

    We are licensed to practice law only in the State of Nevada. Accordingly, we express no opinion concerning the statutory or case law of any state other than the State of Nevada or of Canada or any province, nor do we express any opinion as to any federal laws, including tax or securities laws. We express no opinion as to any securities laws or regulations of the State of Nevada or any other state or of Canada or any province. We express no opinion regarding the adequacy and sufficiency of the Registration Statement under any federal or state laws or the right of the shareholders to sell their shares of the Company's Common Stock, our opinion being expressly limited to the authorization of the issuance and the validity of the Company's Common Stock under Nevada law.

    Our examination of the Company's records inidcates that the Company has taken no action to voluntarily dissolve the Company, and that the Company has received no notice from any governmental agency of such agency's intention to seek to revoke the Company's corporate standing or to dissolve the Company. We assume that the Company will take no action to voluntarily dissolve and that no governmental agency will seek to revoke the Company's corporate standing or to dissolve the Company between the date of this letter and the date the Registration Statement becomes effective.

    We do not undertake to advise you of matters which may come to our attention after this date nor do we undertake to advise you of those matters occurring after the date of our opinion.

Based on the foregoing, it is our opinion that the Common Shares have been duly authorized by all necessary corporate action on part of the Company and have been validly issued, fully paid and are non-assessable, and, if the Common Stock is sold after the effectiveness of the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

This opinion has been delivered solely to the Securities Exchange Commission and is not to be made available to or relied upon by other persons or entities, except the Company and its shareholders, without our prior, express written consent. It is limited to the matters specifically addressed and may not be relied upon as to any related or collateral matter. This opinion is based upon the accuracy of the assumptions and upon current Nevada laws, regulations and judicial decisions. If the assumptions are not valid or if there is a material change in the law, the matters addressed in this opinion must be reexamined.

Very truly yours,

/s/ Erwin & Thompson LLP